EXHIBIT 99.1

AMERICAN LEARNING CORPORATION

REPORTS FOURTH QUARTER PROFIT AND YEAR END RESULTS

AND REPORTS RECEIPT OF NOTICE RELATED

TO NASDAQ MINIMUM CLOSING BID PRICE RULE

JERICHO, NY, June 7, 2012: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced quarterly revenues of $1,109,641 and net earnings of $8,214 ($0.00 net earnings per share) for the three months ended March 31, 2012 as compared to quarterly revenues of $945,508 and a net loss of $524,869 ($0.18 net loss per share) for the three months ended March 31, 2011.

Gary Gelman, the Chairman of the Board and Chief Executive Officer, stated that he was pleased with the continuing uptrend in the Company’s revenues with growth of approximately 14% in the current quarter over the comparable quarter last year and with the Company’s ability to achieve an operating profit from operations during the current quarterly period ended March 31, 2012.

For the year ended March 31, 2012, revenues were $3,340,109 with a net loss of $647,396 ($0.14 net loss per share). By comparison, the Company reported revenues of $2,984,412 and a net loss of $1,115,706 ($0.33 net loss per share) for the year ended March 31, 2011.

On March 31, 2011, the Company completed the disposition of certain assets of its wholly owned subsidiary, Interactive Therapy Group Consultants, Inc. (“ITG”) in the Upstate Region of New York State (the “Upstate Region”), pursuant to an asset purchase agreement. The Company received total compensation of $650,000, consisting of $200,000 in cash and a thirty-month note receivable in the amount of $450,000. In addition, the Company released John Torrens, ITG’s former President, from his non-competition agreement for a sum of $100,000 in cash. Accordingly, all results related to the Upstate Region have been reflected as discontinued operations.

	Three Months Ended		Years Ended
	03/31/12	03/31/11	03/31/12	03/31/11
	(Unaudited)
Revenues	$1,090,641	$945,508	$3,340,109	$2,984,412

Operating earnings/(loss) from
continuing operations	3,649	(835,919)	(697,109)	(1,578,469)

Earnings/(loss) before discontinued operations	8,214	(834,385)	(675,213)	(1,573,874)

Net earnings/(loss)	$8,214	$(524,869)	$(647,396)	$(1,115,706)

Net earnings (loss) per share:
From continuing operations - basic
and diluted	$0.00	$(0.18)	$(0.14)	$(0.33)
From discontinued operations - basic
and diluted	$0.00	$0.07	$0.01	$0.10

Weighted average shares –
basic and diluted	4,919,615	4,754,900	4,892,163	4,754,900

During the three months ended March 31, 2012 and 2011, the Company recognized stock-based compensation expense totaling $94,517 and $633,400, respectively, based on the fair value of stock options and warrants granted.

The Company also announced that on June 1, 2012, it received a deficiency letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the closing bid price of its common stock had fallen below $1.00 for the last 30 consecutive business days, and therefore, the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a grace period of 180 calendar days, or until November 27, 2012, to regain compliance with this requirement. At this time, this notification has no effect on the listing of the Company’s common stock on The Nasdaq Capital Market.

The Company can regain compliance with the minimum closing bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of 10 consecutive business days during the initial 180 calendar day grace period, although Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days before determining that the Company has demonstrated the ability to maintain long-term compliance. If compliance is not achieved by November 27, 2012, the Company may be eligible for an additional 180 calendar day grace period if it meets The Nasdaq Capital Market continued listing requirements for market value of publicly held shares and all other initial listing criteria as set forth in Nasdaq Listing Rule 5505 other than the minimum closing bid price requirement. If the Company is not eligible for such additional grace period, or it appears to the Staff of Nasdaq that the Company will not be able to regain compliance during the additional grace period, Nasdaq will provide written notice to the Company that its securities will be delisted from The Nasdaq Capital Market. At such time, the Company would be able to appeal the delisting determination to the Nasdaq Listing Qualifications Department.

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.

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